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                                                                     EXHIBIT 12

STERLING BANCSHARES, INC.
Calculation of Ratio of Earnings to Fixed Charges

                                                         Three months
                                                           ended
                                                          March 31,               YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------------
                                                            1997     1996      1995     1994      1993     1992
                                                         --------------------------------------------------------
                                                                       ( In thousands, except ratios)

Pretax income                                              3,738     15,403    13,013   10,351    7,837    7,053
Adjustments:
  Earnings from unconsolidated subsidiary                   --         (316)     --       --       --       --
  Fixed charges - including interest on deposits
     One-third of net rental expense                          62        152       137      144      182      114
     Amortization of debt expense                                      --        --       --       --       --
     Interest expense, including deposits                  4,653     16,727    14,557   11,140    7,301    8,699
                                                         --------------------------------------------------------
          Adjusted earnings                                8,453     31,966    27,707   21,635   15,320   15,866

  Fixed charges - including interest on deposits           4,715     16,879    14,694   11,284    7,483    8,813

  Ratio of earnings to combined fixed charges -
      including interest on deposits                        1.79       1.89      1.89     1.92     2.05     1.80

Pretax income                                              3,738     15,403    13,013   10,351    7,837    7,053
Adjustments:
  Earnings from unconsolidated subsidiary                   --         (316)     --       --       --       --
  Fixed charges - excluding interest on deposits
     One-third of net rental expense                          62        152       137      144      182      114
     Amortization of debt expense                                      --        --       --       --       --
      Interest expense other than deposits                   154        703     1,949    1,062      369      435
                                                         --------------------------------------------------------
          Adjusted earnings                                3,954     15,942    15,099   11,557    8,388    7,602

  Fixed charges - excluding interest on deposits             216        855     2,086    1,206      551      549

  Ratio of earnings to combined fixed charges -
      excluding interest on deposits                       18.28      18.65      7.24     9.58    15.22    13.85


                                                         --------------------------------------------------------
                                                            1997       1996      1995     1994     1993     1992
                                                         --------------------------------------------------------

  Ratio of earnings to combined fixed charges -            1.79X      1.89X     1.89X    1.92X    2.05X    1.80X
      including interest on deposits

  Ratio of earnings to combined fixed charges -           18.28X     18.65X     7.24X    9.58X   15.22X   13.85X
      excluding interest on deposits

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